STS PARTNERS LLP
CHARTERED ACCOUNTANTS

October 18, 2007

British Columbia Securities Commission
PO Box 10142 Pacific Centre
701 West Georgia Street
Vancouver BC
V7Y 1L2

Dear Sirs:

Re: Wealth Minerals Ltd. (the "Company")
Notice of Change of Auditors pursuant to National Instrument 51-102

We acknowledge receipt of a Notice of Change of Auditor (the "Notice") dated October 18, 2007 given by the Company to ourselves and Smythe Ratcliffe, Chartered Accountants.

Based on our information as to this date, we agree with the statements set out in the Notice.

Yours truly,

STS PARTNERS LLP

Aaron H. Sadovnick, CA

AHS/dm

Sixth Floor, 543 Granville Street, Vancouver, British Columbia, Canada V6C 1X8
Telephone: 604-688-7800 Fax: 604-688-7880 Email: sts@stsca.com